Exhibit 99.1

Fifth Street Releases Its Newsletter for September 2013

GREENWICH, CT, Sept. 13, 2013 -- Fifth Street Management LLC (“Fifth Street”) released its September 2013 newsletter today.

Finding Opportunities

Equity markets in the U.S. continued to climb a wall of worry since our June newsletter.  In contrast, the sell-off in 10-year U.S. Treasuries accelerated with interest rate yields briefly breaking the 3% threshold.  Performance in the high-yield credit markets has been volatile, but generally performed well relative to other fixed income asset classes.  In particular, floating rate leveraged loans appear to be benefitting from strong investor demand.  Investors appear to be gravitating towards floating rate assets that are more senior in the capital structure given the possibility of higher interest rates and potential volatility as the Federal Reserve reduces its quantitative easing program.

Our two Business Development Companies (BDCs), Fifth Street Finance Corp. or “FSC” (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. or “FSFR” (NASDAQ:FSFR), are well-positioned to provide investors with asset exposure to senior secured and floating rate loans.  FSC’s portfolio consists of approximately 79% senior secured loans and approximately 70% of its debt investments are floating rate.  At FSFR, 100% of its current loan portfolio is invested in senior secured floating rate assets.

Abundant liquidity in the market and competition from other investors for senior floating rate assets are making it more difficult to find attractive investment opportunities.  Fortunately, our platform benefits from deep relationships with sponsors and a strong lending reputation and investment track record.  At FSC, we have recorded $186 million in gross originations quarter-to-date with $173 million funded at close.  However, similar to last quarter, FSC has experienced elevated levels of prepayments early in the quarter with new originations weighted towards the end of the quarter.

The supply and demand imbalance in credit markets may be starting to shift as corporate borrowers line up new deals for autumn and financial sponsor-led M&A activity levels enter what has historically been a strong year-end period.  We are optimistic about better pricing and volumes later this year, and are starting to see loan spreads rise due to an increase in the demand for credit.

Making Progress on FSC’s Multipoint Plan

We are hard at work at FSC on the initiatives to improve net investment income per share as outlined during our quarterly earnings conference call in August.  In addition to acquiring Healthcare Finance Group LLC as a portfolio company, we are seeking to:

•	Add higher yielding venture loans to the portfolio,
•	Expand our capital markets presence and generate incremental fee income,
•	Better utilize our amended credit facilities, and
•	Shift the portfolio into higher yielding senior secured assets such as Last-Out First Lien securities.

Another initiative, aircraft leasing, was announced after FSC reported its fiscal third quarter earnings.  FSC recently formed First Star Aviation LLC (“First Star”), with an initial investment of $24 million, as a portfolio company to invest in aircraft leasing.  First Star is led by Pradeep Hathiramani, a former Principal and Sector Head of Transportation at KKR Asset Management LLC, who recently joined the Fifth Street team.  Historical returns and long-term fundamentals are attractive in aircraft leasing, particularly as financing costs for aircraft increase and large banks and European financial institutions reduce their lending activities due to new regulatory and liquidity constraints, including Basel III.

Our strategy in aircraft leasing is to grow the portfolio in a smart and methodical manner, focusing on transactions where our balance sheet, access to capital and industry relationships create a competitive advantage.  First Star’s initial investment in the sector involved the purchase of three mid-life airplanes on lease to a U.S. carrier.

The venture lending team is quickly contributing potential deals to the investment pipeline. Venture lending is another market segment we have explored over the years.  It fits well with FSC’s existing low-cost and diversified liability structure, and has the potential to drive meaningful value for shareholders due to higher yields on loans and potential for equity gains from warrants.

Benefits of the Platform

One of the advantages of FSC being among the largest publicly traded BDCs and a leading originator of middle market loans is that FSC can source and finance opportunities not broadly available to other lenders.  FSC can also leverage Fifth Street’s underwriting platform and relationships to create incremental value for its shareholders by structuring large deals into a combination of First-Out First Lien and Last-Out First Lien securities.  These hybrid transactions are referred to in our market as “back levered” deals.

In a “back levered” transaction, a loan is split into a First-Out First Lien security which is sold and a Last-Out First Lien security which is generally retained as an investment.  The First-Out security has a lower yield than the Last-Out security because it has a priority claim on cash flows from amortization and repayment.  Aside from those differences, a First-Out security is essentially treated the same in a company’s capital structure as the Last-Out security.  FSC is working on “back levering” some of the larger securities in its portfolio which should generate additional liquidity and a higher yielding security on its balance sheet with a return profile similar to a second lien loan and structural protections and rights similar to a first lien loan.

Fifth Street has made significant investments in its institutional platform which now includes approximately 65 professionals with offices located in Greenwich (CT), White Plains (NY), Chicago (IL), Palo Alto (CA), Los Angeles (CA) and Dallas (TX).  By building and investing in robust systems and processes, we believe that the infrastructure and expertise are in place to allow us to effectively execute on our plans.

Recently Floated a New BDC

Our platform is growing following the successful IPO of FSFR in July.  FSFR is a recently formed BDC that invests primarily in senior secured floating rate loans to upper middle market borrowers.  FSFR is benefiting from our established market presence and deep relationships with financial sponsors, while expanding Fifth Street’s product offerings to include first lien floating rate loans for upper middle market sponsor-backed borrowers.  By operating with modestly higher leverage (target of 0.85x debt-to-equity) and a lower expense structure compared to FSC, FSFR should generate attractive returns on a risk-adjusted basis in senior secured floating rate loans.

We look forward to providing you future updates as we deploy capital at FSFR.

Sincerely,

The Fifth Street Team

About Fifth Street Management LLC

Fifth Street Management LLC is a leading alternative asset manager and the SEC-registered investment adviser to two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR).  With a track record of more than 15 years and a national presence including offices across the country, the Fifth Street platform provides comprehensive financing solutions to small and mid-sized companies, with the ability to hold loans up to $150 million and underwrite and syndicate transactions up to $250 million.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance(s) of FSC and/or FSFR. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in FSC’s and/or FSFR’s filings with the Securities and Exchange Commission. Neither FSC nor FSFR undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:
Investor Contact:
Dean Choksi, Senior Vice President of Finance & Head of Investor Relations
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com